Exhibit 99.1

NEWS RELEASE

For release March 15, 2005

Contact: John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH TO ISSUE $36.25 MILLION OF TRUST PREFERRED SECURITIES AND

DECLARES SERIES A PREFERRED STOCK DIVIDEND

SANTA MONICA, California – (March 15, 2005) – Anworth Mortgage Asset Corporation (NYSE: ANH) today announced that it has agreed to issue and sell in a private placement $36.25 million of trust preferred securities through a newly-formed statutory trust, Anworth Capital Trust I, organized under Delaware law. The trust preferred securities will require quarterly distributions and bear interest at the prevailing three-month LIBOR rate plus 3.10%. The securities will mature in 2035 and will be redeemable, in whole or in part, without penalty, at the option of Anworth after five years. Anworth intends to use the net proceeds of this private placement for general corporate purposes and to invest in agency mortgage-backed securities.

Commenting on the issuance, Lloyd McAdams, Anworth’s Chairman of the Board, President and Chief Executive Officer, stated, “We are very pleased to have completed this long-term financing which we believe will complement and benefit our current asset-liability management activities and benefit the interests of our common stockholders.”

Separately and in accordance with the terms of the Company’s 8.625% Series A Cumulative Preferred Stock, the Board of Directors declared the initial preferred stock dividend of $0.539063 per share for the first quarter of 2005. The preferred stock dividend is payable on April 15, 2005 to preferred stockholders of record as of the close of business on March 31, 2005. The dividend reflects the accrual from January 1, 2005 through March 31, 2005, or 90 days of a 360 day year.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, increases in default rates of the mortgage loans acquired by our mortgage loan subsidiaries, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Anworth Mortgage Asset Corporation

John T. Hillman

(310) 255-4438 or (310) 255-4493